Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Dreyfus Opportunity Funds (the “Company”) Dreyfus Strategic Beta Emerging Markets Equity Fund Dreyfus Strategic Beta Global Equity Fund (each, a “Fund”)

Effective February 1, 2016, the Board of Trustees of the Company, on behalf of the Funds, approved the following proposals as to each Fund:

•         A proposal to limit the availability of certain Fund share classes and sales load waivers or reductions pursuant to “grandfathering” provisions described in the Fund’s Prospectus and/or Statement of Additional Information to shareholders who purchase Fund shares through the Fund’s distributor, MBSC Securities Corporation;

•         A proposal to modify or eliminate certain front-end sales load waivers with respect to purchases of Class A shares of the Fund and modify or eliminate certain contingent deferred sales charge waivers with respect to redemptions of Class A and Class C shares of the Fund; and

•         A proposal to modify the Fund’s exchange and related shareholder privileges.

These changes, with respect to the Funds, were reflected in a Supplement to each Fund's Prospectus filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

            The revised 18f-3 Plan was filed with the SEC on January 15, 2016 as Exhibit (n)(2) to Post-Effective Amendment No. 71 to the Company’s Registration Statement and is incorporated by reference herein.

Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Dreyfus Opportunity Funds (the “Company”) Dreyfus Strategic Beta Emerging Markets Equity Fund Dreyfus Strategic Beta Global Equity Fund (each, a “Fund”)

Effective March 1, 2016, the Board of Trustees of the Company, on behalf of the Funds, approved a proposal to modify the eligibility requirements of the Funds’ Class Y shares.

These changes, with respect to the Funds, were reflected in Post-Effective Amendment No. 75 to the Company’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016 pursuant to Rule 485(b) under the Securities Act of 1933, as amended (“Post-Effective Amendment No. 75”).

The revised Rule 18f-3 Plan was filed with the SEC on February 29, 2016 as an exhibit to Post-Effective Amendment No. 75 and is incorporated by reference herein.